Exhibit 2(i)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is entered into this 13th day of July 2006 ("Effective Date") by and between Diversified Holdings I, Inc. ("Buyer"), a Nevada corporation with a mailing address of 59 West 100 South, Second Floor, Salt Lake City, Utah 84101, and Richard D. Surber ("Surber"), an individual with a business address of 59 West 100 South, Second Floor, Salt Lake City, Utah 84101.

WHEREAS, Buyer desires to acquire from Surber his sixty percent (60%) ownership interest in Landis, LLC, a Utah limited liability company that owns and operates the Landis Lifestyle Salon, located at 1298 South 900 East, Salt Lake City, Utah (the “Landis Interest”) in exchange for a promissory note in the sum of Two Hundred Fifty Thousand dollars ($250,000), bearing interest at the rate of twenty four percent (24%) per annum, Seventy Five Thousand (75,000) shares of the Class A Preferred Stock of Nexia Holdings, Inc. and Two Million (2,000,000) shares of the Class B Preferred Stock of Nexia Holdings, Inc.

NOW, THEREFORE with the above being incorporated into and made a part hereof for the mutual consideration set out herein and, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Exchange. Surber will transfer the Landis Interest to Buyer and Buyer will deliver to Surber the above set forth promissory note in the face amount of Two Hundred Fifty Thousand ($250,000) made payable to Surber personally, Seventy Five Thousand (75,000) shares of Class A Preferred Stock of Nexia Holdings, Inc. and Two Million (2,000,000) shares of Class B Preferred Stock of Nexia Holdings, Inc. on or before July 30, 2006.

2. Termination. This Agreement may be terminated at any time prior to the Closing Date:

A. By Buyer or Surber:

(1) If there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of Nexia=s Board of Directors or Buyer or Surber and made in good faith and based upon the advice of legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement; or

(2) If the Closing shall have not occurred prior to July 30, 2006, or such later date as shall have been approved by parties hereto, other than for reasons set forth herein.

(3) IN the event that the Landis, LLC Operating Agreement procedures for the transfer of ownership interests in Landis LLC are not successfully complied with or in the event that the other members of the LLC fail to provide their consent to the transfer.

B. By Buyer:

(1) If Surber shall fail to comply in any material respect with any of his covenants or agreements contained in this Agreement or if any of the representation or warranties of Surber contained herein shall be inaccurate in any material respect; or

C. By Surber:

(1) If Buyer shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representation or warranties of Buyer contained herein shall be inaccurate in any material respect;

In the event this Agreement is terminated pursuant to this Paragraph, this Agreement shall be of no further force or effect, no obligation, right, or liability shall arise hereunder, and each party shall bear its own costs as well as the legal, accounting, printing, and other costs incurred in connection with negotiation, preparation and execution of the Agreement and the transactions herein contemplated.
3. Representations and Warranties of Surber. Surber hereby represents and warrants that effective this date and the Closing Date, the representations and warranties listed below are true and correct:

A.
Legal Authority. Surber has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and will obtain any necessary consents required to complete the transaction.

B.
No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Surber to which Surber is a party and has been duly authorized by all appropriated and necessary action.

C.
Deliverance of Shares. As of the Closing Date, the Landis Interest to be delivered to Buyer will constitute valid and legally issued ownership rights in Landis LLC, fully paid and non-assessable and equivalent in all respects to all other issued and outstanding membership rights in Landis LLC.

4. Representations and Warranties of Buyer. Buyer hereby represents and warrants that, effective this date and the Closing Date, the representations and warranties listed below are true and correct.

A.	Legal Authority. Buyer has the full legal power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

B.
No Conflict With Other Instruments. The execution of this Agreement will not violate or breach any document, instrument, agreement, contract, or commitment material to the business of Buyer to which Buyer is a party and has been duly authorized by all appropriated and necessary action.

C.	Deliverance of Shares. As of the Closing Date, the provided for compensation to Surber will be delivered to him.

5. Closing. The Closing as herein referred to shall occur upon such date as the parties hereto may mutually agree upon, but is expected to be on or before June 30, 2006.

6. Conditions Precedent of Surber to Effect Closing. All obligations of Surber under this Agreement are subject to fulfillment prior to or as of the Closing Date, of each of the following conditions:

A.
The representations and warranties by or on behalf of Buyer contained in this Agreement or in any certificate or documents delivered to Surber pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

C.	All instruments and documents delivered to Surber pursuant to the provisions hereof shall be reasonably satisfactory to Surber's legal counsel.

7. Conditions Precedent of Buyer to Effect Closing. All obligations of Buyer under this Agreement are subject to fulfillment prior to or as of the date of Closing, of each of the following conditions:

A.
The representations and warranties by or on behalf of Surber contained in this Agreement or in any certificate or documents delivered to Buyer pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

B.	Surber shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing.

C.	All instruments and documents delivered to Buyer pursuant to the provisions hereof shall be reasonably satisfactory to Buyer's legal counsel.

8. Damages and Limit of Liability. Each party shall be liable, for any material breach of the representations, warranties, and covenants contained herein which results in a failure to perform any obligation under this Agreement, only to the extent of the expenses incurred in connection with such breach or failure to perform Agreement.

9. Nature and Survival of Representations and Warranties. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. Indemnification Procedures. If any claim is made by a party which would give rise to a right of indemnification under this paragraph, the party seeking indemnification (Indemnified Party) will promptly cause notice thereof to be delivered to the party from whom is sought (Indemnifying Party). The Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from the claims. Counsel for the Indemnifying Party which will conduct the defense must be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at the expense of the Indemnified Party. The indemnifying Party will not in the defense of any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld). The Indemnified Party will not, in connection with any such claim or litigation, consent to entry of any judgment or enter into any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld). The Indemnified Party will cooperate fully with the Indemnifying Party and make available to the Indemnifying Party all pertinent information under its control relating to any such claim or litigation. If the Indemnifying Party refuses or fails to conduct the defense as required in this Section, then the Indemnified Party may conduct such defense at the expense of the Indemnifying Party and the approval of the Indemnifying Party will not be required for any settlement or consent or entry of judgment.

11. Default at Closing.

A.	By Surber:

(1)
Notwithstanding the provisions hereof, if Surber shall fail or refuse to deliver any of the Landis Interest, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Surber and Buyer at its option and without prejudice to its rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to Surber.

B.	By Buyer:

(1)
Notwithstanding the provisions hereof, if Buyer shall fail or refuse to deliver any of the promised consideration, or shall fail or refuse to consummate the transaction described in this Agreement prior to the Closing Date, such failure or refusal shall constitute a default by Buyer and Surber at his option and without prejudice to his rights against such defaulting party, may either (a) invoke any equitable remedies to enforce performance hereunder including, without limitation, an action or suit for specific performance, or (b) terminate all of its obligations hereunder with respect to Buyer.

12. Costs and Expenses. Buyer and Surber shall bear their own costs and expenses in the proposed exchange and transfer described in this Agreement. Buyer and Surber have been represented by their own attorney in this transaction, and shall each pay the fees of its attorney, except as may be expressly set forth herein to the contrary.

13. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

To Surber:  Richard Surber  To Buyer:  Diversified Holdings I, Inc.
                          59 West 100 South                                59 West 100 South
                          Second Floor                                        Second Floor
                          Salt Lake City, UT 84101                      Salt Lake City, UT 84101
                          Telephone: (801) 575-8073                    Telephone: (801) 575-8073
                          Telefax: (801) 575-8092                        Telefax: (801) 575-8092

14. Miscellaneous.

A. Further Assurances. At any time and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

B. Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

C. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

D. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

E. Governing Law. This Agreement was negotiated and is being contracted for in the State of Utah, and shall be governed by the laws of the State of Utah, notwithstanding any conflict-of-law provision to the contrary.

F. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties their respective heirs, administrators, executors, successors, and assigns.

G. Entire Agreement. The Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties covenants, or conditions express or implied, other than as set forth here, have been made by any party.

H. Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Diversified Holdings I, Inc.

By: /s/ Gerald Einhorn
Office: Vice President
Printed Name: Gerald Einhorn

Richard Surber

/s/ Richard Surber
                                                            Richard Surber